Consent of Bruce L. Dibb, P.C.






Board of Directors
Titan Motorcycle Co. of America
Phoenix, Arizona

         The undersigned hereby consents to the use of the name of the firm of the undersigned and to the use of any written opinion or any written statement that the undersigned has reviewed or passed upon any information in the Registration Statement. In giving this consent the undersigned does not hereby admit that the undersigned is within the category of persons whose consent is required under any act, or under the Rules and Regulations of the Commission thereunder.



                                                     Sincerely,



                                                     /s/   Bruce L. Dibb P.C.



                                       114